Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SILO PHARMA, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF MARCH, A.D. 2021, AT 1:50 O’CLOCK P.M.

5251646 8100 SR# 20210860706	Authentication: 202704537 Date: 03-11-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:50 PM 03/10/2021
FILED 01:50 PM 03/10/2021
SR 20210860706 - File Number 5251646

CERTIFICATE OF AMENDMENT

to

CERTIFICATE OF INCORPORATION

of

SILO PHARMA, INC.

SILO PHARMA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Silo Pharma, Inc. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 3, 2012 (as amended, the “Certificate of Incorporation”).

SECOND: Article FOURTH, Section (A) of the Corporation’s Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“(A) The total number of shares of stock authorized which the Corporation shall have the authority to issue shall be 505,000,000 shares. The Corporation shall be authorized to issue two classes of shares of stock, designated “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue 500,000,000 shares of Common Stock, each share to have a par value of $0.0001 per share, and 5,000,000 shares of Preferred Stock, each share to have a par value of $0.0001 per share.”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 10th day of March, 2021.

SILO PHARMA, INC.

By:	/s/ Eric Weisblum
Name:	Eric Weisblum
Title:	Chief Executive Officer